Exhibit 99

FOR IMMEDIATE RELEASE	NYSE American – EP

EMPIRE PETROLEUM EXPANDS EXECUTIVE MANAGEMENT TEAM

Tulsa, Oklahoma – October 19, 2022 – Empire Petroleum (NYSE American: EP) (“Empire” or the “Company”), today announced that J. Kevin Vann has joined Empire as an executive officer in the newly created position of Vice President, Finance and Strategic Planning. Mr. Vann has over 25 years of energy industry and public accounting experience in a variety of financial, accounting, and strategic M&A roles.

Mr. Vann will have primary responsibility for the Company’s financial planning and analysis efforts, lead Empire’s strategic planning, assist with capital markets initiatives, and provide other strategic oversight. Mr. Vann was most recently Executive Vice President and Chief Financial Officer at WPX Energy (“WPX”), a publicly traded energy company that merged with Devon Energy Corporation (“Devon”) (NYSE: DVN) in 2021.

Tommy Pritchard, Chief Executive Officer of Empire, commented, “We are delighted to have Kevin join the Empire executive team. He has enjoyed a highly successful career in the energy industry and his deep experience in capital allocation, equity and debt issuances, strategic M&A, hedging and risk management and other corporate activities will be invaluable as we prudently grow our business.”

Mike Morrisett, President of Empire, added, “Kevin has a long history of providing strategic leadership to professionals managing treasury, planning, accounting, investor relations, information technology, human resources, internal audit and other activities. We look forward to having his extensive skill set as we further build out our investor outreach, financial planning and other corporate functions.”

“I am pleased to join the Company and look forward to collaborating closely with the executive team, the Board of Directors and the rest of the Empire team,” said Kevin Vann. “The Company is well-positioned with a strong asset base and a long runway of opportunities. I am encouraged by the targeted plan that has been developed to build a company that is recognized for strategic and operational excellence, while maintaining and enhancing a strong financial position.”

Mr. Vann joined WPX in 2012 as Vice President, Controller and Chief Accounting Officer and was promoted to Executive Vice President and Chief Financial Officer (“EVP & CFO”) in 2014. During his tenure as EVP & CFO, he played a leading role in helping transform WPX through in excess of $8 billion in transactions over a three-year period that resulted in an organization with more than $2 billion in annual revenue, approximately 600 employees and a market capitalization in excess of $5 billion when the company merged with Devon in January 2021. Prior to his tenure at WPX Energy, Mr. Vann had multiple roles of increasing responsibility at The Williams Companies from 1998 to 2011. He began his career in 1993 with Arthur Anderson & Co., where he oversaw public and private client audits in the oil and gas exploration and services, pipeline, and banking industries. Mr. Vann graduated from Oklahoma State University and is an active supporter of the Tulsa community, including previously serving as a Board Member for APCO Argentina, Tulsa Area United Way, Harold Hamm Diabetes Center, and Youth Services of Tulsa. Mr. Vann is also a member of the Cherokee Nation.

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana, and New Mexico. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company.

Contact Information

Empire Petroleum Corporation:

Tommy Pritchard, CEO

Mike Morrisett, President

539-444-8002

info@empirepetrocorp.com

Investor Relations:

Al Petrie Advisors

Wes Harris, Partner

713-300-6321

wes@alpetrie.com